Exhibit 10.1

INNOVATIVES SOFTWARE TECHNOLOGIES, INC.
16540 POINTE VILLAGE DRIVE, SUITE 205
LUTZ, FLORIDA 33358
813-920-9435

January 10, 2012

Mr. Carl G. Jolicoeur
8401 Lake Worth Road
Suite 105
Lake Worth, FL 33467

Re:	Binding Letter Agreement to Acquire Galaxy Meds, Inc.

Dear Carl:

This Binding Letter of Agreement (“LOA”) is made effective January  10,  2012 as to our recent discussions relating to the acquisition of Galaxy Meds, , Inc., a Florida  S corporation, and any other subsidiaries or affiliates, collectively, Galaxy (“G”) from the Shareholders of G (collectively, the “Seller” or “Shareholder”) by Innovative Software Technologies, Inc. (“IST”), a Delaware corporation through its wholly-owned subsidiary IST Global Healthcare Solutions, Inc. (“ISTGHS”), a Florida corporation, collectively (“Buyer”).  Collectively, G, Seller and Buyer are referred to as the “Parties”.

This LOA will confirm the intent of the Buyer to acquire G and the Seller’s intent to sell G, subject to the satisfactory completion of certain closing steps, due diligence and other conditions set forth herein, through a share purchase of all the shares of Seller, either directly or through a subsidiary of Buyer.  The purpose of this "LOA" is to set forth certain understandings and agreements between Buyer and Seller with respect to the transaction on the terms and establish a binding agreement to close the transaction as set forth below.

It is expressly understood that this LOA constitutes a legally binding agreement.  The Parties intend to be legally bound to proceed through to a final closing process, including completion of Final Due Diligence (defined in paragraph 6 below) of the Seller. The Parties will enter into a mutually satisfactory acquisition agreement (“Definitive Agreement”) covering all of the terms of the transaction, including those items set forth below and any others identified through due diligence. The Parties understand, acknowledge and agree that material issues identified during the closing process will be negotiated in good faith so as to allow closing through the signing of the Definitive Agreement. Therefore, it is agreed that both Buyer and Seller would be significantly damaged if the Definitive Agreement is not completed as specified herein. It is the intent of the Parties to accelerate the closing process, including Final Due Diligence, with a goal toward closing the transaction on or before January 31, 2012.

1.
Description of the Transaction: Buyer will acquire from Seller all of the capital stock of G (the “G Acquisition”) and in turn, the business of Seller, including, but not limited to, all equipment, hardware and software, real property, government permits, sales collateral, customer lists, sales proposals, sales quotes, all source code, design documents, documentation, , any tools and third party products related to the ongoing operation of Seller and all intellectual property related to Seller, including, but not limited to, patents, copyrights, trade secrets and trademarks (collectively, the “Acquired Business”).  Seller shall represent that all other affiliates of Seller have been disclosed to Buyer and all ownership of G and said affiliates have been disclosed to Buyer and are being transferred to Buyer pursuant to the Definitive Agreement. Buyer is assuming all liabilities of except those specific excluded liabilities, if any, shall be mutually agreed upon by the Parties and shall be listed on a schedule to the Definitive Agreement.

2.
Consideration:  Subject to completion of Final Due Diligence and the execution of a Definitive Agreement by Buyer and Seller on the basis of any discussions to date, as consideration for the purchase of the Acquired Business, Buyer will pay to Seller $250,000 signing the Definitive Agreement, US Dollars (the “Purchase Price”) on completion of the G Acquisition pursuant to the terms and conditions of the Definitive Agreement.  The Purchase Price shall be payable by:

The issuance of 5,000,000 restricted shares of common stock of Buyer (“Buyer’s Shares”), valued at $.05 per share, subject to lock-up provisions set forth in Section 7 below.  All 5,000,000 of these shares shall be issued to the four Shareholders of G.

3.
Performance Criteria: It is the intent of the Parties to develop Performance Criteria, which shall be used to develop the vesting schedule for options to be issued to key management and board members. The performance criteria shall be based upon earnings forecast for 2012 and 2013 as adjusted for recurring revenue generation, as negotiated.

4.
Employment Agreements:  Buyer recognizes the critical need to retain key employees in order to create a smooth transition in the interest of the business and its employees, secure confidence with the client base and to expand the current capabilities of G into new markets. Seller recognizes the critical need to structure employment agreements in a manner that motivates employees to operate G as a profitable subsidiary of Buyer. Therefore Buyer and Seller agree to the following:

(a)           All employees and providers of contract services will continue under existing contracts, unless amended by the Buyer and Seller jointly, as may be appropriate.  The key employees who are also a Selling Shareholder shall have employment agreements through January 31, 2017 and their employment shall not be terminable except for good cause.

(b)           All G employees shall be eligible to participate in the IST employee stock option plan, which is based on a formula for years of service and salary. The formulas will be determined upon the completion of budget for G.

(c)           Employment Agreements stipulated for Carl G. Jolicouer as CEO of G and Robert Patrick Stevens as COO for a term of 5 years after Closing will be negotiated, signed and included as Exhibits to the Definitive Agreement at Closing. Their employment agreements shall include a bonus plan based upon sharing a percentage of the Earnings above certain minimum thresholds as to agree to in the budget and financial model to be completed.

(d)           The Board of Directors of G after closing shall consist of Carl G. Jolicoeur, Robert Patrick Stevens, Dr. Mario Zambrano from G and Amjad Tareen, Dr. Susanti Chaudhri and a fifth director to be selected by Buyer.

(e)   Carl G. Jolicouer shall become a Director of IST effective immediately upon closing of the Definitive Agreement and the coverage of director and officer liability.

5.
Key Conditions:  It is expressly understood that the acquisition of G from the Seller, and the price being proposed for the purchase of the Seller, is based upon the following key conditions.

(a)           All applicable federal, foreign, state or local filing and licensing requirements related to or in connection with the proposed transaction have been satisfied, and all applicable federal, foreign, state or local regulatory approvals required to consummate the proposed transaction have been received.

(b)           Buyer shall complete satisfactory Final Due Diligence of Seller, as defined in paragraph 6, below.

(c)           Buyer and Seller shall mutually agree to all substantive terms of the proposed G Acquisition to be embodied in the Definitive Agreement described in paragraph 8 below.

(d)           All third party consents required to consummate the proposed transaction have been obtained.

(e)           Between the date of this letter and the date of the Closing the Seller shall have operated its business in the normal course.

6.
Final Due Diligence:  Seller and Buyer shall arrange, and schedule the appropriate personnel to complete additional due diligence on the following items, and any other relevant subjects, immediately upon signing of the LOA, in an expedited manner to facilitate a closing as soon as possible.

(a)           IP Review: Review of all pipeline projects, trademarks, software, and other documents that are proprietary to G.

(b)           Review of Employment Agreements and Service Contracts: Seller and Buyer shall review significant contracts together and accept or amend as appropriate to insure that compensation is appropriate and structured so as to maximize future IST business development and profitability consistent with the goals and needs of a public company.

(c)           Buyer, shall have access to selected customers and clients of G, under the guidance and direction of Seller, as may be appropriate to evaluate the status of contracts and agreements between G and third parties. Sellers shall provide Buyer with a summary of primary competitors with relative strengths and weaknesses.

(d)           Seller shall grant access to financial representative(s) of Buyer to review all financial information and visit with current audit reviewers of G.

7.
Lock-up:  The Purchase Price includes Buyer’s Shares, which are restricted common stock, which may not be sold for the time periods specified below as measured from the closing date, which includes compliance with the terms and conditions of Rule 144 under the Securities Act of 1933 and the following Lock-up Agreement. Each recipient of any of the IST restricted shares agrees to the following terms and conditions to be contained in a Lock-up Agreement (the “Lock-up Agreement”).

Buyer may permit and assist Seller in making sales of shares during the Lock-up Period, if Seller and Buyer so desire, when opportunities such as the following are available:

(a)           Block purchases by investors are requested.

(b)           Shares of Seller may be included in a secondary offering registration statement which offers shares of the Buyer for sale to the public, provided Investment Bankers and management of Buyer agree that such offerings would not be adverse to the funding opportunity for the Buyer.

(c)           When daily trading volumes/prices reasonably permit as determined by Buyer.

8.
Proposed Form of Definitive Agreement:  Buyer and Seller intend to begin negotiating in good faith a written Definitive Agreement to be drafted by IST, which shall include such terms, conditions, representations, warranties and covenants (including certain material adverse change conditions) as are consistent with this Letter and appropriate or necessary to a transaction of the type herein contemplated, including, but not limited to, the absence of any material adverse changes in the financial or business condition of G.

Closing of the proposed G Acquisition is conditioned upon compliance by the Shareholders, G and Buyer, with the terms and conditions contained in the Definitive Agreement.  The Shareholders will represent on the Closing Date that they are aware of no material adverse information or material omissions other than as set forth in the Definitive Agreement (including the schedules and exhibits attached thereto) with respect to the Acquired Business, as well as provide Buyer with the customary representations and warranties contained in a Definitive Agreement.  The Definitive Agreement would be subject to the lack of any material breach of warranties, covenants, representations, terms and conditions.

9.
Due Diligence: Buyer has commenced, and intends to continue immediately upon execution of this letter of intent, its due diligence investigation of the Seller, and related contracts, rights, liabilities and obligations of Seller, including financial/accounting, marketing, employee, legal and regulatory matters.  This proposal is reflective of Buyer's review of the business information regarding the Seller, which has been made available to date.  Buyer is prepared to immediately expand such due diligence and complete its evaluation process with particular emphasis on the review of:

o	Intellectual property rights (patents, license rights, and pending patent applications)
o	Assignability of joint development, licensing and other partnering arrangements
o	Personnel matters
o	Customer due diligence

o	Corporate records
o	Financial audit
o	Tax matters
o	Software review

Any information obtained by Buyer, as a result thereof, will be maintained by Buyer in confidence.  Buyer and Seller shall resolve any material issues through good faith negotiations and adjustments to the terms of the Definitive Agreement.

10.
Representations and Warranties:  In the Definitive Agreement, Seller shall make the representations, warranties and covenants concerning the Acquired Business and the conduct of its business as are customary and usual in a transaction of the type contemplated herein, and the Shareholders shall represent that they have clear title to the Shares of Seller and are capable of transferring ownership to Buyer without encumbrance or liens.  The Buyer shall be indemnified by Seller and/or the Shareholders for any breach of such representations and warranties in the Definitive Agreement.

11.
Non-competition Agreement:  At the Closing, Buyer and Seller shall enter into a non-competition agreement, pursuant to which the Selling Shareholders would not compete with Buyer at any time during the term of employment or for (i) five (5) years after the Closing or (ii) two (2) years after separation from employment with Buyer, whichever comes later, and such agreement will contain confidentiality and other customary provisions. Said two year non-compete period is based upon the employees voluntarily ending employment. "Voluntarily ending employment" shall not include a Selling Shareholder resigning his employment with G because Buyer or its agents have significantly reduced his authority to run the Company or has transferred him to an office located outside of the greater South Florida area.  If Buyer terminates the employment agreements of Selling Shareholders without cause, there shall not be a non-compete period

12.
Conditions to Closing:  Conditions of closing the G Acquisition shall include, but not be limited to, completion or satisfaction of the following:

(a)           Buyer and Seller shall use their best reasonable efforts promptly following the execution of this LOA to complete Final Due Diligence in order to sign the Definitive Agreement as soon as possible with a Closing date no later than January 31, 2012.

It is contemplated that the Definitive Agreement will contain customary and reciprocal covenants, conditions, representations and warranties, indemnities, and such other matters as the parties may agree upon, including, but not limited to, the absence of any material adverse changes in the financial or business condition of the Seller.

(b)           The Definitive Agreement will be subject, in all respects, to approval by the respective shareholders (if required) and Boards of Directors, and to all requisite corporate authorizations, of the parties thereto.

(c)           The execution of the Lock-up Agreements, non-compete agreements, agreement on all exhibits and any other documents as set forth in this LOA.

(d)           The delivery of the Purchase Price by the Buyer in consideration of the purchase of the Seller’s Shares and the Acquired Business.

13.
Conduct of Business:  This LOA is executed upon the assumption that the financial and business information furnished by Seller to date is accurate and that no material adverse change in Seller’s respective business operations or financial conditions has occurred since the date of such information.

14.
Access:  Seller shall give Buyer and its representatives full and free access at reasonable times to G's assets, properties, books, accounting, financial and statistical records, corporate records, tax returns and other business files of G, and G shall cooperate fully in making its officers and personnel available to Buyer and its representatives at reasonable times.  If the acquisition is not consummated for any reason, any confidential information exchanged between the parties and their professional advisors shall be maintained in confidence by them, and returned upon written request.

15.	Disclosure: Buyer and Seller shall prepare a press release consistent with the terms of this LOA and Buyer shall release it to the public consistent with its policies and SEC rules.

16.
Costs:  Buyer and Seller will be responsible for and bear all their own costs and expenses incurred in connection with the proposed transaction, including expenses of its representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

17.
Consents:  Buyer and Seller will cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file necessary notifications, to seek to obtain all necessary consents and approvals from lenders, landlords and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

18.
Applicable Law:  This Letter shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts to be performed in such state.  This LOA may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one agreement.

19.
Arbitration.  Any dispute with respect to this Agreement which absent, fraud or a misrepresentation of a material fact, cannot be made acceptable to the parties by an adjustment of the Terms of the LOA and/or Definitive Agreement shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute.  The mediation shall take place in Tampa, Florida, with representatives of the parties present with full authority to negotiate a settlement.  The parties must participate in the Mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration.  If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration.  Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties.  Any such mediation or arbitration shall be conducted in Tampa, Florida applying Florida law.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their)  discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith.  “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.  Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

20.	Time of Essence: The Parties to this LOA hereby agree that time is of the essence and they will negotiate in good faith all terms and conditions in order to expedite the Closing of the G Acquisition

If you are in agreement with the terms of this LOA, please sign in the space provided and return same to us.  An additional copy is enclosed for your records.

Very truly yours,

Innovative Software Technologies, Inc.

__________________________                                    Date: January 10, 2012
Amjad Tareen,
President

AGREED TO AND ACCEPTED:

Galaxy Meds, Inc.

By:_______________________                                     Date: January 10, 2012
Carl G. Jolicoeur
President